Corporate Capital Trust, Inc. 8-K

Exhibit 99.1

Corporate Capital Trust and KKR to Ring NYSE Opening Bell

Corporate Capital Trust to list on the NYSE as “CCT”

NEW YORK, Nov. 13, 2017--Representatives from KKR will ring the opening bell tomorrow morning at the New York Stock Exchange (“NYSE”) to commemorate the listing of Corporate Capital Trust, a business development company (“CCT or the “the Company”). Eric Eversole, President of Hiring our Heroes, a program KKR supports that is dedicated to helping members of the military and their families, will join the Company in ringing tomorrow’s opening bell.

Following the bell, the Company’s common stock will begin trading under the ticker symbol “CCT” and the Company’s new investment advisory agreement with KKR Credit will become effective.

“The listing is a great milestone for CCT shareholders and the product of a very successful partnership between KKR and CNL,” said Todd Builione, the incoming CEO of CCT and President of KKR Credit and Capital Markets. “After the listing, shareholders will see an immediate benefit from reduced fees and the ability to control the liquidity of their holdings – while we expect CCT, as a listed vehicle, will have improved access to capital markets solutions and the ability to now reach institutional investors, among others.”

As of September 30, 2017, CCT had over $4.4 billion in total assets and investments in 105 portfolio companies, with 73% of the portfolio in senior secured investments. CCT’s portfolio companies are diversified across 21 industries. Since CCT’s founding, the Company has lent approximately $8.9 billion to over 450 companies.

Upon listing, CCT will be the largest business development company listed on the NYSE and the third-largest externally-managed listed business development company.

About Corporate Capital Trust
Corporate Capital Trust is a business development company that provides investors an opportunity to access the middle market direct lending opportunity. The Company is externally managed by KKR Credit and its investment objective is to provide shareholders with stable recurring income generation. The Company intends to meet its investment objective by investing primarily in the debt of privately owned companies, with a focus on originated transactions. For additional information, please visit corporatecapitaltrust.com.

About KKR
KKR is a leading global investment firm that manages multiple alternative asset classes, including credit, private equity, energy, infrastructure and real estate, and, through its strategic manager partnerships, hedge funds. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation with KKR portfolio companies. KKR invests its own capital alongside its partners’ capital and provides financing solutions and investment opportunities through its capital markets business. References to KKR’s investments may include the activities of its sponsored funds. For additional information about KKR & Co. L.P. (NYSE: KKR), please visit KKR's website at www.kkr.com and on Twitter @KKR_Co.

Media Contact
Kristi Huller or Cara Major
media@kkr.com